Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (No. 333-148951) on Form S-8 of Approach Resources Inc. of our reports dated March 9, 2009 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Approach Resources Inc. for the year ended December 31, 2008.
/s/ HEIN & ASSOCIATES LLP
Dallas, Texas
March 9, 2009